                                                                    EXHIBIT 2





                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of May 22, 2002, by and between Intellectual Property Technology Exchange, Inc., a Delaware corporation ("Seller"), and UTEK Corporation, a Delaware corporation ("Buyer").

                              W I T N E S S E T H:

         WHEREAS, Seller owns all of the issued and outstanding capital stock of Techex Acquisition Corporation, a Delaware corporation (the "Company").

         WHEREAS, the Company provides buyers and sellers of life science technologies with a secure, Internet-based network for licensing or selling new life science inventions and discoveries (the "Business"); and

         WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares of capital stock of the Company (the "Shares") owned by Seller, subject to the terms and conditions set forth herein.

         NOW, THEREFORE, for and in consideration of the premises, the mutual representations, warranties, covenants, and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

         1.01 AGREEMENT TO PURCHASE AND SELL SHARES. Subject to the terms and conditions of this Agreement, the Seller agrees to sell, transfer and assign to the Buyer, and the Buyer agrees to purchase, on the Closing Date (as defined in SECTION 7.07 below), the Shares, free and clear of all security interests, pledges, liens, encumbrances, charges, or restrictions on the ownership, use, voting, transfer, receipt of dividends or other attributes of ownership.

         1.02 LIABILITIES OF SELLER. Except as set forth in SECTION 7.05, Buyer shall not, as a result of the execution and consummation of this Agreement, assume, discharge, or become liable for any of the liabilities, obligations, debts, contracts, or other commitments of Seller of any kind or nature whatsoever, known or unknown, fixed, accrued, contingent, or otherwise, arising out of any transaction entered into, or any state of facts existing prior to, at, or subsequent to the Closing Date. Seller shall pay and discharge, or make adequate provision for the payment and discharge, of all of its liabilities, obligations, debts, contracts, or other commitments prior to, at, and/or subsequent to the Closing Date.

                                   ARTICLE II

                                 PURCHASE PRICE

         2.01     PURCHASE PRICE.

                  (A) At the Closing, Buyer shall pay to Seller in consideration for the Shares and Seller's covenant not to compete set forth in
         ARTICLE V the sum of Ten Thousand (10,000) shares of the common stock, $.01 par value, of Buyer (the "Common Stock"), which shall be delivered by Buyer to the Escrow Agent (as defined in that certain Escrow and Lock-up Agreement attached hereto as EXHIBIT 11.09) at the Closing (the "Purchase Price") wherein Seller agrees not to sell, pledge, transfer or otherwise dispose of the shares of Common Stock to be received by Seller as a result of the transactions contemplated herein for at least one (1) year.

                  (B) Notwithstanding the provisions of ARTICLE XIV, Buyer shall have the right, at any time, to offset against the Purchase Price, the amount of any Loss (as defined in ARTICLE XIV). On the date of such offset, Buyer shall reduce the Purchase Price by that amount of Common Stock necessary to cover the amount of such Loss. The Common Stock shall be valued at the last sale price of the Common Stock as reported on the applicable exchange on the date of such offset.

         2.02 TRANSFER TAXES. All applicable sales and transfer taxes, if any, arising by reason of the transfer of the Shares under this Agreement shall be borne by Seller.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Buyer all of the following, each of which is material to and is being relied upon by Buyer. The representations and warranties of Seller hereunder are made based upon the knowledge of the directors and officers of Seller as set forth in SECTION 15.10.

         3.01 ORGANIZATION AND STANDING. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware with full power and authority to own its properties and assets and to conduct its business as now conducted or proposed to be conducted. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware with full power and authority to own its properties and assets and to conduct its business as now conducted or proposed to be conducted.

         3.02 CORPORATE AUTHORITY. Subject to receipt of the approvals, authorizations, and consents of governmental authorities and third parties to be specified in SCHEDULE 3.04 attached hereto and made a part hereof (the "Required Consents"), Seller and the Company each have the full right, power, legal capacity, and authority to enter into and perform each of its obligations under this Agreement and to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement. Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement will (i) violate, contravene, or conflict with any provision of the Certificate of Incorporation or Bylaws of Seller or the Company, each as amended to date, or any constitution, law, statute, rule, regulation, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, government agency, court, or arbitrator to which Seller or the Company is subject, (ii) subject to the receipt of the Required Consents, violate, contravene, conflict with, constitute a breach or default (or with notice or lapse of time, or both, constitute a breach or default) under, result in the termination or suspension of, or result in the acceleration of the performance required by, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, lease, agreement, commitment, or other instrument or obligation to which Seller or the Company is a party or to which Seller or the Company or any of the respective properties or assets of Seller or the Company, may be subject, bound, or affected, or (iii) result in the creation or imposition of any liens, pledges, security interests, encumbrances, infringements, liabilities, claims, charges, equities, covenants, conditions, restrictions, and obligations of any kind or nature whatsoever (in each case, a "Lien") upon the Shares or any of the assets of the Company or Seller, except as created pursuant to this Agreement.

         3.03 CORPORATE AUTHORIZATION. Seller has taken all necessary corporate actions to authorize and approve the execution, delivery, and performance of this Agreement and the transactions contemplated by this Agreement (including approval by the Board of Directors and stockholders of Seller). This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms.

         3.04 REQUIRED CONSENTS. Except for the Required Consents set forth in
SCHEDULE 3.04 attached hereto, no approval, authorization, or consent of any governmental body or authority and no approval, authorization, consent, or waiver from any other party to any note, bond, mortgage, indenture, license, lease, agreement, commitment, or other instrument or obligation to which Seller or the Company is a party or to which Seller or the Company or any of the respective properties or assets of Seller or the Company, may be subject, bound, or affected, is required for the lawful consummation by Seller of the transactions contemplated by this Agreement.

         3.05 TITLE TO ASSETS. SCHEDULE 3.05(A) attached hereto contains a true and correct list and a description of all assets of the Company, including, but not limited to, the Software (defined below in SECTION 3.06), the Proprietary Rights (defined below in SECTION 3.07), and all other items of personal property of the Company (collectively, the "Assets"). The Company has good, valid, complete, and indefeasible title to all of the Assets. All of the Assets are owned by the Company free and clear of all Liens and not subject to any leases or licenses, other than the matters set forth in SCHEDULE 3.05(A). Except as set forth in SCHEDULE 3.05(B) attached hereto, no financing statement under the Uniform Commercial Code or similar law naming the Company or Seller as debtor has been filed in any jurisdiction and is still in effect, and neither the Company nor Seller is a party to or bound by any agreement or arrangement authorizing any party to file any such financing statement. Seller and the Company shall cause all such financing statements to be released on or before the Closing Date.

         3.06 SOFTWARE. SCHEDULE 3.06 is a true, correct, and complete listing of all items of Software (as defined below) owned by the Company. To the knowledge of Seller, except as set forth in SCHEDULE 3.06 attached hereto, there are no material errors, material malfunctions, and/or material defects in the Software, and there are no uses of the Software or any portion thereof by any third party, except for those registered users set forth on SCHEDULE 7.05 and those non-registered users who derive a use of the Software through their interaction with the website. The Software has been created as a work made for hire for Seller and no rights or licenses, express or implied, have been granted to any third parties under the Software or any portion thereof, except for those registered users set forth on SCHEDULE 7.05. "Software" includes, but is not limited to, all of the Company's computer software (including object and source code, in machine readable and listing form) and all documentation (including system and software documentation, documentation made available to customers, and training materials), flowcharts, source code notes, software tools, compilers, test routines, and other information and materials, in whatever form, related thereto; and all revisions, release levels, and versions thereof.

         3.07 PROPRIETARY RIGHTS. SCHEDULE 3.07 is a true, correct, and complete listing of the Proprietary Rights (as defined below) owned by the Company, and other documentation evidencing or giving rise to, and included in, the Proprietary Rights, copies of which are set forth on SCHEDULE 3.07 attached hereto. The Proprietary Rights are in full force and effect and there are no Liens, claims, proceedings, or causes of action which in any way affect the validity or enforceability of the Proprietary Rights. No rights or licenses, express or implied, have been granted to any third parties under the Proprietary Rights or any portion thereof. "Proprietary Rights" includes, but is not limited to, all of the Company's names, patents, patent applications, inventions, marks, formulas (patented and unpatented), symbols, trade names, trademarks, service marks, trade secrets, domain name registrations, websites, technical know-how, developments, customer lists, methods, operations, copyrights, copyright applications, logos, franchises, process




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instructions, permits, licenses and sublicenses (and agreements in respect thereof or applications therefor), patent, trademark and copyright prosecution histories, laboratory notebooks and all other proprietary rights, documents, information and records including, but not limited to, all filings, registrations or issuances of any of the foregoing with or by any federal, state, local or foreign regulatory, administrative or governmental office or offices, and all federal, state and common law rights protecting such in the United States of America and throughout the world.

         3.08 NON-INFRINGEMENT. To Seller's knowledge, the Software and the Proprietary Rights do not, in whole or in part, infringe any copyright, trade secret, or other similar proprietary right of any third party. To Seller's knowledge, the Software and the Proprietary Rights do not infringe any patent of any third party and there is no claim that the Software and the Proprietary Rights infringe any patent of any third party. Except as set forth on SCHEDULE 3.08, to Seller's knowledge and belief, no rights or licenses are required from third parties to exercise any rights with respect to the Software and the Proprietary Rights.

         3.09 LITIGATION AND DISPUTES. Except as set forth on SCHEDULE 3.09, there are no claims, actions, suits or proceedings pending or, to the knowledge of Seller, threatened (or, to the knowledge of Seller, any governmental or regulatory investigation pending or threatened) against the Company or any Assets, properties or rights of the Company, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign. None of the Company or any of its Assets, properties or rights are subject to any outstanding injunction, order, decree, ruling or charge.

         3.10 FULL DISCLOSURE. Seller does not have any knowledge of any specific events, transactions, or other facts (other than general economic or industry conditions) which, either individually or in the aggregate, would give rise to circumstances or conditions that might have a material adverse effect on the Company, Buyer's ownership of the Company, or Buyer's use of the Assets of the Company, including, but not limited to, the Software or the Proprietary Rights.

         3.11 ACCURACY OF INFORMATION. To Seller's knowledge, the statements and documents contained in any schedules or other written documents executed and/or delivered by or on behalf of Seller pursuant to terms of this Agreement are, or will be when delivered, true, correct, and complete in all respects, and such schedules and other documents do not omit, or will not omit when delivered, any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. No representation or warranty contained herein or made hereunder contains or will contain any misstatement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The schedules and such other documents will be deemed to constitute representations and warranties of Seller under this Agreement to the same extent as if set forth in this Agreement.

         3.12 LOCATION OF ASSETS. SCHEDULE 3.12 sets forth a complete and correct list of all locations at which any of the Company's assets are situated, together with a description of the Company's assets at such location.

         3.13 BROKERAGE. No broker, finder or agent has acted directly or indirectly for Seller in connection with this Agreement or with the transactions contemplated hereby.

         3.14 BANKRUPTCY. No proceedings, whether voluntary or involuntary, are pending or threatened against Seller or the Company, nor is Seller or the Company contemplating any such proceedings, under the bankruptcy laws and/or receivership or similar laws of the United States of America or any state.

         3.15 SATISFACTORY RELATIONSHIPS. Seller's and the Company's relationships with customers, vendors, suppliers, employees, governmental authorities, health care organizations and others with whom Seller or the Company have dealings with regard to the Business are satisfactory and have not suffered any adverse deterioration since December 31, 2001. Seller and the Company each have no knowledge of any proposed or contemplated termination or other changes in such satisfactory relationships. Seller and the Company are not required, in the ordinary course of business, to provide any bonding or any other financial security arrangements in connection with any transactions with any customers or suppliers. There are no sole source suppliers of goods, equipment or services used by Seller or the Company (other than public utilities) with respect to which practical alternative sources of supply are unavailable.

         3.16 CERTIFICATE OF INCORPORATION AND BYLAWS; CORPORATE MINUTES. True, accurate and complete copies of the Certificate of Incorporation and Bylaws of Seller and the Company, together with all amendments thereto, have been delivered to Buyer. Seller has furnished to Buyer copies of the corporate record books of Seller and the Company and the same are accurate and complete and reflect all resolutions adopted and all actions taken, authorized or ratified by the stockholders and directors of Seller and the Company, respectively.

         3.17 STOCK OWNERSHIP AND CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists of 3,000 shares of common stock, $.001 par value per share. As of the Closing Date, 1,000 shares of common stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and no shares of such common stock were held in treasury by the Company. All shares of such common stock are owned of record and beneficially by Seller free and clear of all. All outstanding shares of the Company common stock have been issued and granted in compliance with (i) all applicable securities laws and other applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, rule, regulation, ruling or requirement issued, enacted, adopted, or otherwise put into effect by or under the authority of any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign and (ii) all requirements set forth in applicable contracts, agreements, and instruments.

                  (b) Except for the Company's securities owned by Seller free and clear of all Liens, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

         3.18 NO UNDISCLOSED LIABILITIES. Except as set forth on SCHEDULE 3.18 hereto, there are no liabilities of the Company, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in the occurrence of any such liability.

         3.19 CONTRACTS. Except as set forth on SCHEDULE 3.19 attached hereto, the Company is not a party to or bound by any lease, agreement, contract or other commitment (collectively, the "Contracts"). Each Contract listed on
SCHEDULE 3.19 is a valid and binding obligation of the Company and is in full force and effect. The Company has performed all material obligations required to be performed by it to date under the Contracts listed on SCHEDULE 3.19. All Contracts listed on SCHEDULE 3.19 are in the name of the Company and will remain valid and binding Contracts of the Company upon the transfer of the Shares to Buyer.

         3.20 REAL PROPERTY. The Company does not hold any interest in real property, including, but not limited to, any interest as a fee owner or any interest as lessor, lessee, sublessor, sublessee, assignor, assignee or guarantor or other surety.

         3.21 TAXES. There are no taxes on or measured by income or gross receipts or franchise, real and personal property, employment, excise, sales and use or other taxes of any kind properly attributable to Seller or the Company for periods up to and including the Closing for which Buyer could be held liable which have not been or will not be paid by Seller.

         3.22 BENEFIT PLANS. There are no plans of Seller or the Company in effect for pension, profit sharing, deferred compensation, severance pay, bonuses, stock options, stock purchases, or any other form of retirement or deferred benefit, or for any health, accident or other welfare plan, as to which Buyer will become liable as a result of the transactions contemplated hereby.

         3.23 LABOR MATTERS. The Company has never had any employees.

         3.24 ENVIRONMENTAL MATTERS. There have been no private or governmental claims, citations, complaints, notices of violation or letters made, issued to or threatened against Seller or the Company by any governmental entity or private or other party for the impairment or diminution of, or damage, injury or other adverse effects to, the environment or public health.

         3.25 COMPLIANCE WITH LAWS. The Company has not engaged and is not engaging in any activity or practice, and has not omitted and is not omitting to take any action, that violates or contravenes any law, statute, ordinance, or regulation.

         3.26 INVESTMENT REPRESENTATIONS AND COVENANTS.

                  (A) Seller understands that the Common Stock which shall comprise the Purchase Price has not been and shall not be registered under the 1933 Act, or any state securities laws on the grounds that the issuance of the Common Stock is exempt from registration pursuant to Section 4(2) of the 1933 Act and applicable state securities laws, and that the reliance of Buyer on such exemptions is predicated in part on Seller's representations, warranties, covenants and acknowledgments set forth in this Section. Seller acknowledges that: (A) Buyer has made no assurances that a public market will continue to exist, (B) the Common Stock is a highly speculative investment involving a high degree of risk, (C) it is able, without impairing its financial condition, to hold the Common Stock for an indefinite period of time and suffer the complete loss thereof, and (D) after one year and one day from the Effective Time, the exemption available through Rule 144 of the 1933 Act may be accessed by Seller, provided all of the terms and conditions of such exemption have been met. Additionally, Seller: (A) acknowledges that the

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         Common Stock issued to Seller at the Closing must be held at least one
         (1) year plus one (1) day after the Closing Date by Seller unless subsequently registered under the 1933 Act or an exemption from registration is available, and (B) is aware that any routine sales of Common Stock made pursuant to Rule 144 under the 1933 Act may be made only in limited amounts and in accordance with the terms and conditions of that rule and that in such cases where the Rule 144 is not applicable, compliance with some other registration exemption will be required.

                  (B) Seller represents and warrants that: (A) Seller is an "accredited investor" or "sophisticated investor" as defined under the 1933 Act and state "Blue Sky" laws, or that Seller has utilized, to the extent necessary to be deemed a sophisticated investor under the 1933 Act and State "Blue Sky" laws, the assistance of a professional advisor, (B) Seller, either alone or together with the assistance of the Seller's own professional advisor, has such knowledge and experience in financial and business matters such that the Seller is capable of evaluating the merits and risks of Seller's investment in the Common Stock to be acquired by Seller upon Closing, and (C) the Common Stock to be acquired by Seller upon consummation of the transactions described in this Agreement will be acquired by Seller for Seller's own account, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the 1933 Act and the rules and regulations thereunder, except as contemplated in this Agreement, and that Seller will not distribute any of the Common Stock in violation of the 1933 Act. All shares of the Common Stock shall bear a restrictive legend in substantially the following form:

                  "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT") AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IF THE HOLDER HEREOF COMPLIES WITH THE 1933 ACT AND APPLICABLE SECURITIES LAWS."

                  In addition, the Common Stock shall bear any legend required by the securities or the applicable "Blue Sky" laws as well as any other legend deemed appropriate by Buyer or its counsel.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller all of the following, each of which is material to and is being relied upon by Seller.

         4.01 ORGANIZATION AND STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware with full power and authority to own its properties and assets and to conduct its business as now conducted or proposed to be conducted.

         4.02 CORPORATE AUTHORITY. Buyer has the full right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement. Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement will (i) violate, contravene, or conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer, each as amended to date, or any constitution, law, statute, rule, regulation, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, government agency, court, or arbitrator to which Buyer is subject, or (ii) violate, contravene, conflict with, constitute a breach or default (or with notice or lapse of time, or both, constitute a breach or default) under, result in the termination or suspension of, or result in the acceleration of the performance required by, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, lease, agreement, commitment, or other instrument or obligation to which Buyer is a party or to which Buyer or any of the properties or assets of Buyer may be subject, bound, or affected.

         4.03 CORPORATE AUTHORIZATION. Buyer has taken all necessary corporate actions to authorize and approve the execution, delivery, and performance of this Agreement and the transactions contemplated by this Agreement (including approval by the Board of Directors of Buyer). This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

                                    ARTICLE V

                             COVENANT NOT TO COMPETE

         Commencing with the Closing Date and continuing thereafter for a period of five (5) years, Seller agrees and covenants that it will not, at any time, directly or indirectly, through its employees, agents or otherwise, as an investor, owner, proprietor, principal, founder, partner, licensor, licensee, promoter, stockholder, or otherwise, engage in the Business or have an interest in a commercial enterprise (other than the ownership of less than one percent of the common stock of a publicly traded company) in any corporation, firm, business or related entity or enterprise involved in the Business within the United States (collectively, the "Territory").

         Seller expressly agrees and understands that the remedy at law for any breach of any provision of this ARTICLE V will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, Seller agrees that upon adequate proof of a violation of this ARTICLE V, Buyer will be entitled, among other remedies, to immediate injunctive relief and may obtain a temporary restraining order restraining any threatened or further breach. Nothing in this ARTICLE V will be deemed to limit Buyer's remedies at law or in equity for any breach by Seller of any of the provisions of this Agreement which may be pursued or availed of by Buyer.

         In the event any court of competent jurisdiction (or arbitrator) determines that the specified time period or geographical areas set forth in this ARTICLE V is unreasonable, arbitrary or against public policy, then a lesser time period or geographical area that is determined by the court to be reasonable, non-arbitrary and not against public policy will be enforced.

         In the event Seller violates any legally enforceable provision of this
ARTICLE V as to which there is a specific time period during which such Seller is prohibited from taking certain actions or engaging in certain activities, then, in such event the violation will toll the running of the time period from the date of the violation until the violation ceases.

                                   ARTICLE VI

                               COVENANTS OF SELLER

         Seller covenants to Buyer as follows:

         6.01 COOPERATION. From the date of this Agreement through the Closing Date or earlier termination of this Agreement, Seller, its officers, directors, stockholders, employees, accountants, attorneys, and agents will cooperate fully with Buyer to facilitate the consummation of the transactions contemplated by this Agreement.

         6.02 INTERIM OPERATIONS. From the date of this Agreement through the Closing Date or earlier termination of this Agreement, Seller and the Company will not (i) sell, license, contract, commit, or otherwise encumber any of the Assets or the Shares or (ii) directly or indirectly through representatives, approach, engage in discussions with, provide information to, or enter into a transaction with another party concerning the Assets or the Shares.

         6.03 REQUIRED CONSENTS. Seller and the Company will use its best efforts to obtain all Required Consents prior to Closing.

                                   ARTICLE VII

                      MUTUAL COVENANTS OF SELLER AND BUYER

         Seller and Buyer covenant with each other as follows:

         7.01 CONFIDENTIALITY. Seller and Buyer covenant with each other that all information concerning the financial terms of this Agreement shall be kept confidential by each party, its attorneys, accountants, and representatives. All information furnished by any party in connection with this Agreement or the transactions contemplated by this Agreement shall be kept confidential by each of the other parties, and shall be used by it and its officers, attorneys, accountants, and representatives only in connection with this Agreement and the transactions contemplated by this Agreement, except to the extent that such information (i) already is known to such other party when received, (ii) thereafter becomes lawfully obtainable from other sources, (iii) is required to be disclosed in any document filed with the Securities and Exchange Commission or any other agency of any government, or (iv) is otherwise required to be disclosed pursuant to any federal, state, county, municipal, or local law, rule, or regulation or by any applicable judgment, order, or decree of any court or by any governmental body or agency having jurisdiction in the premises after such other party has given reasonable prior written notice to the other parties to this Agreement of the pending disclosure of any such information. In the event that the transactions contemplated by this Agreement shall fail to be consummated, each party shall promptly cause all copies of documents or extracts of such documents containing information and data as to another party hereto to be returned to such other party.

         7.02 DISCLOSURE. Prior to the Closing Date, no party to this Agreement will issue any press release or make any other public disclosures concerning this transaction or the contents of this Agreement without the prior consent of the other party. The content of any such release or disclosure shall be mutually agreed upon between the parties. Following the Closing Date, neither Seller nor any stockholder of Seller shall issue any press release or make any other public disclosure concerning this transaction or the contents of this Agreement without the prior written consent of Buyer.

         7.03 MISCELLANEOUS AGREEMENTS. Subject to terms and conditions of this Agreement, each party shall use its commercially reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, appropriate, or desirable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. After the Closing Date, if Buyer considers or is advised that any further assignment, conveyance or other documents are necessary or desirable to vest, perfect, confirm or record in the Company title to any of the Assets or to aid in the prosecution, defense or enforcement of any rights arising from the transfer of the Shares to Buyer, Seller shall cause its authorized officer to execute and deliver promptly to Buyer any and all assignments, powers of attorney or other documents and do all things requested by Buyer to vest, perfect or confirm title to the Assets in the Company and title to the Shares in Buyer or to convey such other rights as provided herein or to otherwise carry out the intent of this Agreement.

         7.04 EMPLOYEES. Seller shall not make any commitments to any of its employees with respect to the continued employment of such employees by Buyer after the Closing Date. Buyer does not by this Agreement or the transactions contemplated herein make any commitment or extend any offer to hire any employees of Seller. Notwithstanding the provisions of ARTICLE V, Buyer may, in its sole discretion, engage the services of Seller's current or former employees, consultants or agents.

         7.05 SUBSCRIPTIONS. SCHEDULE 7.05 sets forth the list of Seller's current website pay subscribers, the amount of revenue Seller received from each subscriber's current subscription, the expiration date of each subscriber's current subscription, and copies of each respective subscription agreement. From and after the Closing Date, Buyer shall either (a) continue the website as a subscription-based, pay website until such date when all of the current subscription agreements set forth on SCHEDULE 7.05 expire, or (b) discontinue the website as a pay website and refund to the customers set forth on SCHEDULE
7.05 each subscriber's respective pro rata amount of any collected, but unearned, subscription revenue for the remaining months under each subscriber's current subscription period (exclusive of any extensions, options to renew or other options that may be set forth therein). Seller shall take all necessary actions, which shall include providing the subscriber with a written notice of termination thirty days prior to the anticipated date of termination, to terminate all subscription agreements on or before the expiration of the current subscription period. Buyer shall provide reasonable assistance to Seller in preparing or executing any documents necessary to terminate any such subscription.

         7.06 ACCESS. Seller understands that no aspect of the transactions contemplated in this Agreement has been, prior to the date of this Agreement, or will be, prior to the Closing Date, registered with or reviewed by the SEC under the Securities Act of 1933, as amended (the "1933 Act"), or with or by any state securities law administrator, and no federal or state securities law administrator has approved any disclosure or other material concerning Buyer or the Common Stock, or made any recommendation with respect thereto. Seller has sufficient knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of the transactions contemplated herein, and Seller has investigated and will continue to investigate the merits and risks of such transactions under the provisions of this Agreement. Seller has been provided with the Annual Report on Form 10-K of Buyer for the fiscal year ended December 31, 2001, the Proxy Statement relating to the 2002 Annual Stockholders Meeting, and the subsequent reports filed by Buyer with the SEC pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and has had the opportunity to ask questions of, and receive answers from, members of the management of Buyer. Seller has and will continue to avail itself of its right to ask questions of the management of Buyer relating to Buyer, the Common Stock and related matters, and their right to obtain additional information necessary to verify the accuracy of information provided to them and to continue to evaluate the merits and risks of the transactions contemplated by this Agreement.

         7.07 THE CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement will take place at such place mutually agreeable to Buyer and Seller, on May 31, 2002 (the "Closing Date"), or such other time and place as Buyer and Seller may agree in writing. The obligations of the parties to close or effect the transactions contemplated by this Agreement will be subject to satisfaction, unless duly waived, of the applicable conditions set forth in this Agreement. The parties shall have the right to conduct the Closing by the exchange through facsimile and overnight courier of executed documents.

         7.08 CLOSING AND OTHER COSTS. Seller shall pay the following Closing and other costs: (a) preparation of all assignments and other instruments of conveyance, assignment and transfer necessary to consummate the transactions herein; (b) the cost of discharging any monetary liens; and (c) the cost of all assessments, transfer taxes, stamp taxes and conveyance fees. Buyer shall pay Seller $1,250.00 as reimbursement for certain expenses incurred by Seller in furtherance of this transaction. Each party shall pay its own legal and related expenses.

                                  ARTICLE VIII

                   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
                                SELLER AND BUYER

         The respective obligations of each party to effect the transactions contemplated by this Agreement will be subject to the fulfillment or waiver at or prior to the Closing Date of the following conditions:

         8.01 LITIGATION. The Company, Seller and Buyer shall not be subject to any order, decree, or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

         8.02 REQUIRED CONSENTS. Seller and the Company shall have obtained all of the Required Consents and shall have delivered to Buyer a written copy of each Required Consent prior to or at the Closing.

                                   ARTICLE IX

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

         The obligations of Seller to effect the transactions contemplated in this Agreement will be subject to the fulfillment or waiver at or prior to the Closing Date of the following conditions:

         9.01 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer set forth in Article IV of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date) except (i) to the extent such representations and warranties are by their expressed provisions made as of a specified date and (ii) for the effect of transactions contemplated by this Agreement.

         9.02 PERFORMANCE OF OBLIGATIONS. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

         9.03 OFFICER'S CERTIFICATE. Buyer shall have furnished to Seller a certificate dated the Closing Date, signed on behalf of Buyer by its Chief Executive Officer to the effect that, to his knowledge and belief, the conditions set forth in SECTIONS 9.01 AND 9.02 have been satisfied.

         9.04 DOCUMENTS. Seller shall have received, in form and substance satisfactory to it, the documents specified in Article XII of this Agreement.

                                    ARTICLE X

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

         The obligations of Buyer to effect the transactions contemplated in this Agreement will be subject to fulfillment at or prior to the Closing Date of the following conditions:

         10.01 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in Article III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date) except (i) to the extent such representations and warranties are by their expressed provisions made as of a specified date and (ii) for the effect of transactions contemplated by this Agreement.

         10.02 PERFORMANCE OF OBLIGATIONS. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

         10.03 OFFICER'S CERTIFICATE. Seller shall have furnished to Buyer a certificate dated the Closing Date, signed on behalf of Seller by its President to the effect that, to his knowledge and belief, the conditions set forth in Sections 10.01 and 10.02 have been satisfied.

         10.04 MATERIAL ADVERSE EFFECT. There shall not have been any material adverse effect since the execution and delivery of this Agreement by the Seller or the Company.

         10.05 DOCUMENTS. Buyer shall have received, in form and substance satisfactory to it, the documents specified in ARTICLE XI of this Agreement and the authorization set forth in SECTION 4.03.

                                   ARTICLE XI

               DOCUMENTS TO BE DELIVERED AT THE CLOSING BY SELLER

         Seller will deliver to Buyer the following documents at the Closing:

         11.01 REQUIRED CONSENTS. All Required Consents.

         11.02 OFFICER'S CERTIFICATE. The certificate referred to in Section
10.03 of this Agreement.

         11.03 CERTIFICATE OF SECRETARIAL OFFICER. The certificate of the Secretary of Seller, dated the Closing Date, with respect to the incumbency of corporate officers and their signatures, corporate good standing, and the resolutions of Seller's board of directors and stockholders authorizing the execution, delivery and performance of this Agreement and all other agreements, documents and instruments relating hereto and the consummation of the transactions contemplated in this Agreement, which certification shall recite that such resolutions have not been subsequently amended, modified or rescinded and are in full force and effect.

         11.04 COMPANY DOCUMENTS; BOOKS AND RECORDS. (a) the certificate of incorporation or charter of the Company, as amended, certified as of a recent date by the Secretary of State of Delaware and a copy of the bylaws of the Company, as amended, certified as of the Closing Date by the Secretary of the Company; (b) a certificate of status, good standing or existence with respect to the Company from the Secretary of State of the State of Delaware, dated as of a recent date; and (c) the Company's stock books, ledgers, minute books, and corporate seal, and copies of all books and records relating to the Assets, including, but not limited to, purchasing and sales records, engineering records, accounting records, computer programs, customer and vendor lists and records, and such other records as Buyer may require in its use of the Assets subsequent to the Closing

         11.05 SHARE CERTIFICATE; STOCK POWER. The share certificate(s) evidencing the ownership of all of the Shares, duly endorsed or accompanied by the executed stock power conveying to Buyer all right, title and interest in and to the shares being sold hereunder.

         11.06 TERMINATION STATEMENTS. Seller shall provide, if necessary, UCC-3 Termination Statements and/or such other instruments, executed by all appropriate third parties, demonstrating that the Assets are free and clear of all Liens, in form and substance acceptable to Buyer.

         11.07 CERTIFICATE OF GOOD STANDING. Seller shall obtain and provide a certificate of good standing for Delaware and Massachusetts.

         11.08 ESCROW AND LOCK-UP AGREEMENT. At the Closing, Seller shall execute and deliver to Buyer the Escrow and Lock-up Agreement in the form attached hereto as EXHIBIT 11.08 (the "Escrow and Lock-Up Agreement").

         11.09 RESIGNATIONS. The written resignations of all officers and directors of the Company.

         11.10 STOCKHOLDER RELEASE. A release executed and delivered by Seller, as the sole stockholder of the Company, in the form attached hereto as EXHIBIT 11.10.

         11.11 OTHER DOCUMENTS. Such other documents as are reasonably requested by Buyer and its counsel or required to be delivered pursuant to this Agreement.

                                   ARTICLE XII

                DOCUMENTS TO BE DELIVERED AT THE CLOSING BY BUYER

         Buyer will deliver to Seller the following documents at the Closing:

         12.01 OFFICER'S CERTIFICATE. The certificate referred to in Section
9.03 of this Agreement.

         12.02 CERTIFICATE OF SECRETARIAL OFFICER. The certificate of the Secretary of Buyer, dated the Closing Date, with respect to the incumbency of corporate officers and their signatures, corporate good standing, and the corporate director resolutions authorizing the transactions contemplated by this Agreement.

         12.03 PAYMENT. Buyer shall deliver the Purchase Price to the Escrow Agent as provided in SECTION 2.01.

         12.04 ESCROW AND LOCK-UP AGREEMENT. At the Closing, Buyer shall execute and deliver to Seller the Escrow and Lock-up Agreement.

         12.05 OTHER DOCUMENTS. Such other documents as are reasonably requested by Seller and its counsel or required to be delivered pursuant to this Agreement.

                                  ARTICLE XIII

                           TERMINATION AND ABANDONMENT

         13.01 EVENTS OF TERMINATION PRIOR TO CLOSING. This Agreement may be terminated, without liability on the part of any party to the other, at any time before the Closing: (i) by mutual consent of Seller and Buyer; (ii) by Seller if any of the conditions precedent found in ARTICLES VIII OR IX of this Agreement have not been met and have not been waived in writing by Seller by Closing;
(iii) by Buyer if any of the conditions precedent found in ARTICLES VIII OR X of this Agreement have not been met and have not been waived in writing by Buyer by Closing; (iv) by Seller if there is a breach of or failure by Buyer to perform in any material respect any of the representations, warranties, commitments, covenants, or conditions under this Agreement, which breach or failure is not cured within fifteen (15) days after written notice thereof is given to Buyer; and (v) by Buyer if there is a breach of or failure by Seller to perform in any material respect any of the representations, warranties, commitments, covenants, or conditions under this Agreement, which breach or failure is not cured within fifteen (15) days after written notice thereof is given to Seller. In the event of the termination of this Agreement by any party as above provided in clauses (ii), (iii), (iv), or (v) of this Section, written notice will forthwith be given to the other party, which notice will clearly specify the reason of such party for terminating this Agreement.

         13.02 SURVIVAL. The provisions in SECTIONS 7.01, 13.02, AND 15.03 of this Agreement will survive the termination of this Agreement pursuant to
SECTION 13.01.

                                   ARTICLE XIV

                                 INDEMNIFICATION

         14.01 SURVIVAL. All representations, warranties, covenants, and agreements of each of the parties set forth in this Agreement or in any other document or instrument delivered by any of the parties pursuant to this Agreement will survive the Closing and will remain operative and in full force and effect regardless of any investigations at any time made by or on behalf of any party and will not be deemed merged in any document or instrument executed or delivered at or after the Closing.

         14.02 INDEMNIFICATION BY SELLER. From and after the Closing, Seller will indemnify, defend, and hold harmless Buyer from, against, and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost, and expense (including, without limitation, reasonable attorneys' and accountants' fees and costs and expenses reasonably incurred in investigating, preparing, defending against, or prosecuting any litigation or claim, action, suit, proceeding, or demand) (collectively, the "Loss"), of any kind or character arising out of or in any manner incident, relating, or attributable to
(i) the inaccuracy of any representation or breach of any warranty of Seller contained in this Agreement or in any certificate, instrument, or other document or agreement executed by Seller in connection with this Agreement or otherwise made or given in writing in connection with this Agreement, (ii) any failure by Seller to perform or observe any covenant, agreement, or condition to be performed or observed by it under this Agreement or under any certificate, instrument, or other document or agreement executed by it in connection with this Agreement, (iii) claims relating to the enforcement of Buyer's rights under this Agreement, and (iv) any liabilities, obligations, debts, contracts, or other commitments of any kind or nature whatsoever, whether known or unknown and whether accrued, fixed, absolute, conditional, determined, determinable, or otherwise, of Seller existing on the Closing Date or arising out of, or resulting from, any transaction entered into, or any state of facts existing, prior to or at the Closing Date which are imposed on Buyer as result of this Transaction.

         14.03 INDEMNIFICATION BY BUYER. From and after the Closing, Buyer will indemnify, defend, and hold harmless Seller from, against, and with respect to any Loss of any kind or character arising out of or in any manner incident, relating, or attributable to (i) the inaccuracy of any representation or breach of any warranty of Buyer contained in this Agreement or in any certificate, instrument, or other document or agreement executed by Buyer in connection with this Agreement or otherwise made or given in writing in connection with this Agreement, (ii) any failure by Buyer to perform or observe any covenant, agreement, or condition to be performed or observed by it under this Agreement or under any certificate, instrument, or other document or agreement executed by it in connection with this Agreement, and (iii) claims relating to the enforcement of Seller's rights under this Agreement.

                                   ARTICLE XV

                                  MISCELLANEOUS

         15.01 ARBITRATION PROCEDURE. Except for remedies for injunctive relief as provided in Section 15.02, all disputes arising under this Agreement shall be submitted to and settled by arbitration. Arbitration shall be by one (1) arbitrator selected in accordance with the rules of the American Arbitration Association("AAA"). The hearing before the arbitrator shall be held in Hillsborough County, Florida and shall be conducted in accordance with the rules existing at the date thereof of the AAA, to the extent not inconsistent with this Agreement. The decision of the arbitrator shall be final and binding as to any matters submitted to them under this Agreement. All costs and expense incurred in connection with any such arbitration proceeding and those incurred in any civil action to enforce the same shall be borne by the party against which the decision is rendered.

         15.02 INJUNCTIVE RELIEF. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement in the U.S. District Court for the Middle District of Florida, and the Circuit Court in and for Hillsborough County, Florida, this being in addition to any other remedy, subject to SECTION 15.01, to which they are entitled at law or in equity. In addition, but without limiting the effect of SECTION 15.01, each of the parties hereto (i) submits to the jurisdiction of the U.S. District Court for the Middle District of Florida, and the Circuit Court in and for Hillsborough County, Florida, as the exclusive proper forum in which to adjudicate any case or controversy arising out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not initiate any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the U.S. District Court for the Middle District of Florida, and the Circuit Court in and for Hillsborough County, Florida.

         15.03 EXPENSES. Except as otherwise expressly provided in this Agreement, Buyer and Seller will bear their own respective expenses, including, without limitation, counsel and accountants' fees, in connection with the preparation and negotiation of, and transactions contemplated under, this Agreement.

         15.04 NOTICES. Any notice or other communication which is required or permitted under this Agreement shall be in writing and shall be deemed to have been given, delivered, or made, as the case may be (notwithstanding lack of actual receipt by the addressee) (i) on the date sent if delivered personally or by cable, telecopy, telegram, telex, or facsimile (which is confirmed) or (ii) three (3) business days after having been deposited in the United States mail, certified or registered, return receipt requested, sufficient postage affixed and prepaid, or (iii) one (1) business day after having been deposited with a nationally recognized overnight courier service (such as by way of example, but not limitation, U.S. Express Mail, Federal Express, or Airborne), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               If to Seller:     Intellectual Property Technology Exchange, Inc.
                                 25 Shrewsbury Drive
                                 Rumson, New Jersey 07760
                                 Attn: David Cromwell
                                 Telecopy No.: (732) 530-3831

               with a copy to:   Rubin and Rudman LLP
                                 50 Rowes Wharf
                                 Boston, MA 02110
                                 Attn: Peter B. Finn, Esq.
                                 Telecopy No: (617) 439-9556

               If to Buyer:      UTEK Corporation
                                 202 S. Wheeler Street
                                 Plant City, Florida 33566
                                 Attn: Sam Reiber, Esq.
                                 Telecopy No.: (813) 754-2383

               with a copy to:   Shumaker, Loop and Kendrick, LLP
                                 101 E. Kennedy Blvd.
                                 Suite 2800
                                 Tampa, Florida  33602
                                 Attn: Gregory C. Yadley, Esq.
                                 Telecopy No.: (813) 229-1660

         15.05 APPLICABLE LAW. This Agreement shall be governed in its construction, interpretation, and performance by the laws of the State of Florida, without reference to law pertaining to conflict of laws. In the event of any litigation or arbitration arising out of or relating to this Agreement, the prevailing party shall be entitled to recover all costs and reasonable attorneys' fees incurred, including, without limitation, costs and fees incurred in any investigations, trials, bankruptcies, and appeals.

         15.06 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

         15.07 ASSIGNMENT. This Agreement shall not be assignable by any party without the prior written consent of the other parties hereto; provided, however, that rights and obligations of Buyer under this Agreement (i) shall pass to any successor corporation which assumes its business and affairs by merger, consolidation or by acquisition of substantially all its assets or substantially all its stock and (ii) may be assigned to any affiliate of Buyer, without any such prior written consent by any other party hereto.

         15.08 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the corporate parties to this Agreement and their respective legal representatives, successors, and permitted assigns, and the individual parties to this Agreement and their respective heirs, personal representatives, and permitted assigns.

         15.09 CONSTRUCTION. This Agreement shall not be construed more strictly against any party regardless of who is responsible for its drafting. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular and the singular include the plural. Wherever the context so requires, the masculine shall refer to the feminine, the feminine shall refer to the masculine, the masculine or the feminine shall refer to the neuter, and the neuter shall refer to the masculine or the feminine. The captions of this Agreement are for convenience and ease of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any of its provisions.

         15.10 KNOWLEDGE LIMITATION. Wherever any representation, warranty, or other statement made in this Agreement is qualified as to the knowledge of Seller, such qualification shall mean (i) the actual knowledge of Seller, and each of the directors and officers of Seller, if a reasonable investigation of the qualified matter was undertaken, or (ii) the knowledge that Seller, and the directors and officers of Seller, should have had if a reasonable investigation of the qualified matter had been undertaken.

         15.11 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provision of this Agreement. Any invalid or unenforceable provisions shall be deemed severable to the extent of any such invalidity or unenforceability.

         15.12 WAIVER. Any party may, by written notice to another party, (i) agree to extend the time for the performance of any of the obligations or other actions of the other party under this Agreement, (ii) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, (iii) waive compliance with any of the conditions or covenants of the other party contained in this Agreement, or (iv) waive or modify performance of any of the obligations of the other party under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of a party, shall be deemed to constitute a waiver by such party of compliance with any of the representations, warranties, covenants, conditions, or agreements contained in this Agreement. No failure or delay on the part of a party in exercising any right or remedy with respect to a breach of this Agreement by another party shall operate as a waiver thereof or of any prior or subsequent breach of this Agreement by the breaching party, nor shall the exercise of any such right or remedy preclude any other or future exercise thereof or exercise of any other right or remedy in connection with this Agreement.

         15.13 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties. There are no representations, warranties, undertakings or agreements between the parties with respect to the subject matter of this Agreement except as set forth herein.

                       [signatures on the following page.]

         IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                 "BUYER"

                                 UTEK CORPORATION


                                 By:
                                    --------------------------------------------
                                    Clifford M. Gross, Ph.D., Chief Executive
                                    Officer


                                 "SELLER"

                                 INTELLECTUAL PROPERTY
                                 TECHNOLOGY EXCHANGE, INC.


                                 By:
                                    --------------------------------------------
                                    David Cromwell, President, CEO and Chairman

                          EXHIBITS AND SCHEDULES TO THE
                            ASSET PURCHASE AGREEMENT



Responsible
Party            Schedule/Exhibit      Title of Schedule/Exhibit
-----            ----------------      -------------------------
Seller           Schedule 3.04          Required Consents
Seller           Schedule 3.05(a)       Company Assets; Liens
Seller           Schedule 3.05(b)       Financing Statements
Seller           Schedule 3.06          Software; Material Errors, Malfunctions
                                        or Defects
Seller           Schedule 3.07          Proprietary Rights; Documentation
Seller           Schedule 3.08          Non-infringement
Seller           Schedule 3.09          Litigation
Seller           Schedule 3.12          Location of Assets
Seller           Schedule 7.05          Subscriptions
Buyer            Exhibit 11.08          Escrow and Lock-up Agreement
Buyer            Exhibit 11.10          Stockholder Release
